Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER RESULTS

Newport Beach, CA – May 8, 2006 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the first quarter ended March 31, 2006.

Net sales for the first quarter increased 9% to $44.7 million from $41.2 million in the first quarter of 2005. Operating income was $4.7 million compared to $5.4 million in the same period of 2005, primarily due to lower gross profit margins associated with product mix, and higher freight, delivery and warehousing costs. Additionally, American Vanguard began expensing stock options in the first quarter of 2006, resulting in $139,000 of expenses in the quarter. Earnings were impacted by higher interest expense associated with debt incurred to complete the Company’s November 2005 acquisition of the Thimet® (phorate) insecticide business from BASF, the largest acquisition in American Vanguard’s history. This debt has since been repaid with the proceeds of the Company’s February 2006 private equity placement. The Company reported net income of $2.5 million or $0.09 per diluted share, versus $3.1 million or $0.12 per diluted share in the first quarter of the prior year.

Eric Wintemute, President and CEO of American Vanguard, stated, “Our first quarter sales growth was driven primarily by new sales of Thimet (phorate), which we launched in the fourth quarter of ‘05, and Impact ™, which we launched in the first quarter of this year. These products will be important contributors as we pursue double-digit growth in sales and earnings for the year. We also saw first quarter growth in many of our legacy products, but as expected, our corn insecticides were impacted by wider acceptance of genetically engineered seed in the U.S. corn market.

“We are focused on marketing our SmartBox delivery system as a safe and effective way to provide secondary pest control to genetic seed. Currently, many producers of genetically engineered seed are coating the seed with insecticides, but we believe SmartBox provides a number of clear advantages to producers and farmers. We remain enthusiastic about the corn market and our position in it, especially since acreage should continue to grow as demand for ethanol fuel increases.”

Mr. Wintemute concluded, “Although first quarter earnings declined from last year’s quarter, we are proud of our 27-quarter streak of comparable sales and earnings growth, and remain optimistic about the Company’s prospects for the balance of 2006 and beyond. We expect to achieve our previously stated goal of double-digit sales and net income growth in fiscal 2006, due in part to the four products we added to our portfolio last year. We remain committed to capitalizing on additional acquisition and licensing opportunities that lie before American Vanguard. Most recently, we entered into an exclusive agreement with Bayer CropScience to market, sell and distribute Bayleton®, a fungicide, in the U.S. We have a strong presence in Bayleton’s key crops and regions, have commenced sales, and are confident that our sales force and business model will maximize the potential of this product. We look forward to reporting on American Vanguard future developments.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Monday, May 8, 2006. Interested parties may participate in the call by dialing 706-679-3155—please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 7992989). The conference call will also be broadcast live over the Internet via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
James Barry, CFO		LTill@equityny.com
(323) 890-4800		(212) 836-9610

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Three Months ended March 31
	2006	2005
Net sales	$44,744,000	$41,230,000
Cost of sales	26,437,000	23,685,000

Gross profit	18,307,000	17,545,000
Operating expenses	13,616,000	12,132,000

Operating income	4,691,000	5,413,000
Interest expense	720,000	339,000
Interest income	(12,000)	(2,000)
Interest capitalized	(142,000)	(63,000)

Income before income tax	4,125,000	5,139,000
Income tax expense	1,650,000	2,004,000

Net income	$2,475,000	$3,135,000

Earnings per common share (1)	$0.10	$0.13

Earnings per common share -assuming dilution (1)	$0.09	$0.12

Weighted average shares outstanding (1)	25,496,455	24,295,347

Weighted average shares outstanding -assuming dilution (1)	26,968,717	25,705,821

(1)	Retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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